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                                                                    Exhibit 1(c)


                                  AMENDMENT TO
                   THE AMENDED AND RESTATED TRUST INDENTURE OF
                   ING CORPORATE LEADERS TRUST FUND - SERIES B

         The Amended and Restated Trust Indenture of ING Corporate Leaders Trust Fund - Series B (the "Indenture") is hereby amended pursuant to subparagraphs
(b) and (c) of Section 11.01 of the Indenture by:

1.       Adding a new Section 3.09 to the Indenture which reads:

         Section 3.09. Substitution. Whenever a security is deposited with the Trustee in substitution for any Common Stock, then, if the Certificates affected were issued on or after January 1, 1941, the Trust shall, within five days after such substitution, either deliver or mail to such Holder a notice of substitution, including an identification of the Common Stock eliminated and the security substituted, and a specification of the Participations of such Holder affected by the substitution. The Trustee may, but shall not be obligated to, deliver or mail such notice of substitution, in which event it shall be deemed to have done so on behalf of the Trust.


Dated:  April 15, 2002           ING INVESTMENTS, LLC, as Sponsor



                                 \s\ Robert S. Naka
                                 --------------------------------
                                 Name: Robert S. Naka
                                 Title: Senior Vice President & Asst. Secretary




                                 STATE STREET BANK AND TRUST
                                 COMPANY, as Trustee


                                 \s\ Robert G. Novellano
                                 --------------------------------
                                 Name:  Robert G. Novellano
                                 Title: Vice President